Exhibit 99.1

RESMED ANNOUNCES RECORD FINANCIAL RESULTS FOR

QUARTER AND NINE MONTHS ENDED MARCH 31, 2004

SAN DIEGO, California, April 26, 2004…ResMed Inc. (NYSE: RMD) announced record revenue and income results for the quarter and nine months ended March 31, 2004. Revenue for the quarter was $91.3 million, an increase of 32% over the quarter ended March 31, 2003. Income from operations and net income for the March 31, 2004, quarter increased to $22.5 million and $15.0 million respectively, an increase of 31% and 23%. Earnings per share (on a diluted basis) for the quarter ended March 31, 2004, were $0.43, up from $0.35 per share in the March 2003 quarter. Gross margin was 63%, consistent with the March 2003 quarter.

Selling, general and administration (SG&A) costs for the quarter were $28.2 million, an increase of $7.2 million over the same period in fiscal 2003. The increase in SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market. SG&A expenditure as a percentage of revenue was 31% in the March quarter compared to 30% in the same period in fiscal 2003.

Research and development expenditure, at approximately 8% of revenues, increased during the three months ended March 31, 2004, to $6.9 million from $5.1 million in the quarter ended March 31, 2003. The increase of 35% in R&D outlays reflects ResMed’s continuing commitment to clinical research and product development, particularly in the evolving cardiovascular area, as well as a stronger Australian dollar. In constant currency terms, research and development expenditure increased by 11% compared to March 2003 quarter. We expect to continue to spend approximately 8% of our revenues on R&D during the rest of the fiscal year.

For the nine months ended March 31, 2004, revenues were $246.4 million, an increase of 28% over the $192.9 million for the nine months ended March 31, 2003. Net income for the nine months ended March 31, 2004 was $41.4 million or $1.18 per share, compared with net income of $32.2 million or $0.94 per share for the same period in fiscal 2003. Net income increased by 29% over the prior year period.

Inventories at $57.5 million, increased marginally compared to December 2003 levels. Accounts receivable days sales outstanding, at 64 days, improved by 4 days, compared to the March 2003 quarter.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, “These record profit and revenue results for the March quarter of fiscal 2004 reflect ResMed’s continuing strong sales and profit growth in all major markets. Our operating cash flow for the March quarter was a record $27.2 million. Domestic sales increased by 33% over the March 2003 quarter to a record $45.1 million, reflecting continued healthy domestic demand for our sleep-disordered breathing products. International sales increased by 31% over the March 2003 quarter to $46.2 million, reflecting encouraging growth in major markets as well as a stronger Euro.”

Dr. Farrell further commented, “We continue to make progress in addressing those co-morbidites where there is a high prevalence of sleep-disordered breathing, particularly in the cardiovascular space. During the quarter, we again co-sponsored, with Guidant Corporation and MedCath Corporation, a satellite symposium on sleep-disordered breathing and cardiac disease during the annual American College of Cardiology’s annual meeting. Year over year attendance doubled, and the ACC ran a well-attended session on the same topic during its formal scientific meeting.”

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ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

ResMed will host a conference call at 1:30 p.m. Pacific Daylight Time (PDT) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com. Please allow extra time prior to the call to visit the site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering conference ID No. 62611840.

Further information can be obtained by contacting David Pendarvis at ResMed Inc., San Diego, at (858) 746-2568; Adrian Smith at ResMed Limited Sydney on +61 (2) 9886-5407; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC. & SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
Net revenue	$91,277	$68,996	$246,447	$192,875
Cost of sales	33,727	25,809	89,315	70,152

Gross profit	57,550	43,187	157,132	122,723

Operating expenses:
Selling, general and administrative	28,201	21,013	76,153	59,735
Donation to Foundation	—	—	500	—
Research and development	6,858	5,068	19,641	14,299

Total operating expenses	35,059	26,081	96,294	74,034

Income from operations	22,491	17,106	60,838	48,689

Other income (expenses), net:
Interest income (expense), net	(437)	(505)	(1,199)	(2,131)
Gain on extinguishment of debt	—	—	—	529
Other, net	211	1,406	1,442	121

Total other income (expenses), net	(226)	901	243	(1,481)

Income before income taxes	22,265	18,007	61,081	47,208
Income taxes	(7,236)	(5,757)	(19,652)	(15,003)

Net income	$15,029	$12,250	$41,429	$32,205

Basic earnings per share	$0.45	$0.37	$1.23	$0.98
Diluted earnings per share	$0.43	$0.35	$1.18	$0.94

Basic shares outstanding	33,639	33,065	33,651	32,980
Diluted shares outstanding	35,055	34,564	35,063	34,343

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RESMED INC. & SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2004	June 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$114,568	$114,491
Marketable securities - available for sale	12,934	6,533
Accounts receivable, net	65,934	56,694
Inventories	57,454	49,386
Deferred income taxes	9,354	8,301
Prepaid expenses and other current assets	7,513	6,500

Total current assets	267,757	241,905

Property, plant and equipment, net of accumulated depreciation	150,572	104,687
Patents, net of accumulated amortization	4,947	3,745
Goodwill	106,805	102,160
Other assets	11,361	7,098

Total assets	$541,442	$459,595

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,705	$19,368
Accrued expenses	22,423	19,140
Income taxes payable	14,636	3,408
Deferred revenue	8,192	6,355
Current portion of deferred profit on sale leaseback	2,468	2,312

Total current liabilities	66,424	50,583

Non Current Liabilities:
Deferred revenue	8,843	7,210
Deferred profit on sale and leaseback	599	2,119
Convertible subordinated notes	113,250	113,250

Total non-current liabilities	122,692	122,579

Total liabilities	189,116	173,162

Stockholders’ Equity:
Preferred stock, $0.01 par value, 2,000,000 shares authorized; none issued	—	—
Series A Junior Participating preferred stock, $0.01 par value, 250,000 shares authorized; none issued	—	—
Common Stock $0.004 par value 100,000,000 shares authorized; issued and outstanding 33,711,049 at March 31, 2004 and 33,370,885 at June 30, 2003 (excluding 886,369 and 415,365 shares held as Treasury stock respectively)	135	134
Additional paid-in capital	122,363	107,432
Retained earnings	201,801	160,372
Treasury stock	(30,440)	(11,415)
Accumulated other comprehensive income	58,467	29,910

Total stockholders’ equity	352,326	286,433

Total liabilities and stockholders’ equity	$541,442	$459,595

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